As filed with the Securities and Exchange Commission on June 21, 2006

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOSTON PROPERTIES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	04-2473675
(State of Incorporation)	(I.R.S. Employer Identification Number)

111 Huntington Avenue, Suite 300

Boston, Massachusetts 02199-7610

(617) 236-3300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mortimer B. Zuckerman, Chairman

Edward H. Linde, President and Chief Executive Officer

Boston Properties, Inc.

111 Huntington Avenue, Suite 300

Boston, Massachusetts 02199-7610

(617) 236-3300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Gilbert G. Menna, P.C. Ettore A. Santucci, P.C. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Eric G. Kevorkian, Esq. Vice President, Corporate Counsel Boston Properties, Inc. 111 Huntington Avenue, Suite 300 Boston, Massachusetts 02199-7610 (617) 236-3300

Approximate date of commencement of proposed sale to the public : From time to time after this Registration Statement becomes effective, as determined by the selling stockholder.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	40,120	$86.325	$3,463,359.00	$371
Preferred Stock Purchase Rights	(3)	N/A	N/A	N/A

(1)	This Registration Statement also relates to such additional shares as may be issuable as a result of certain adjustments including, without limitation, stock dividends, stock splits, and distributions of options, warrants, convertible securities, exchangeable securities, evidences of indebtedness, or assets.
(2)	Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant’s common stock on the New York Stock Exchange on June 14, 2006.
(3)	This Registration Statement also relates to the rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant’s Shareholder Rights Agreement dated June 16, 1997. Until the occurrence of prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. Because no separate consideration is paid for the rights, the registration fee therefor is included in the fee for the Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 21, 2006

Prospectus

BOSTON PROPERTIES, INC.

40,120 Shares of Common Stock

The selling stockholder of Boston Properties, Inc. identified in this prospectus, and any of its pledgees, donees, transferees and other successors in interest, may from time to time offer to sell up to 40,120 shares of common stock of Boston Properties, Inc. under this prospectus. The selling stockholder may only offer the common stock for sale if it exercises its right to tender its limited partnership units, or common units, of Boston Properties Limited Partnership, our operating partnership, for cash, and we exercise our right to issue common stock to the selling stockholder instead of cash. We are filing the registration statement of which this prospectus is a part at this time to fulfill a contractual obligation to do so, which we undertook at the time of the original issuance of the common units. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder but, in fulfillment of our contractual obligations, we are bearing the expenses of registration.

Our common stock is listed on the New York Stock Exchange under the symbol “BXP.” On June 20, 2006 the last reported sale price of our common stock on the New York Stock Exchange was $87.48.

Investing in our securities involves various risks. In our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this prospectus, we identify and discuss several risk factors that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June         , 2006.

i

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in our common stock.

As used in this prospectus and the registration statement on Form S-3 of which this prospectus is a part, unless the context otherwise requires, the terms “we,” “us,” “our,” “Boston Properties” and the “Company” refer to Boston Properties, Inc., a Delaware corporation organized in 1997, individually or together with its subsidiaries, including Boston Properties Limited Partnership, a Delaware limited partnership, and our predecessors.

Our Company

We are a fully integrated self-administered and self-managed real estate investment trust, or “REIT,” and one of the largest owners and developers of office properties in the United States. Our properties are concentrated in five markets—Boston, Washington, D.C., midtown Manhattan, San Francisco and Princeton, N.J. We conduct substantially all of our business through our subsidiary, Boston Properties Limited Partnership. At March 31, 2006, we owned or had interests in a portfolio of 123 properties, totaling approximately 42.7 million net rentable square feet, including four properties under construction and one redevelopment/expansion project collectively totaling approximately 1.2 million net rentable square feet, and structured parking for approximately 32,925 vehicles containing approximately 9.6 million square feet. As of March 31, 2006, our properties consisted of:

•	119 office properties comprised of 101 Class A office properties (including four properties under construction) and 18 office/technical properties;

•	two hotels; and

•	two retail properties.

We own or control undeveloped land totaling approximately 522.3 acres. In addition, we have a 25% interest in the Boston Properties Office Value-Added Fund, L.P., which we refer to as the “Value-Added Fund,” which is a strategic partnership with two institutional investors through which we intend to pursue the acquisition of assets within our existing markets that have deficiencies in property characteristics which provide an opportunity to create value through repositioning, refurbishment or renovation. Our investments through the Value-Added Fund are not included in our portfolio information tables or any other portfolio level statistics.

We are a full-service real estate company, with substantial in-house expertise and resources in acquisitions, development, financing, capital markets, construction management, property management, marketing, leasing, accounting, tax and legal services. Our principal executive office is located at 111 Huntington Avenue, Boston, Massachusetts 02199 and our telephone number is (617) 236-3300. In addition, we have regional offices at 901 New York Avenue, NW, Washington, D.C. 20001; 599 Lexington Avenue, New York, New York 10022; Four Embarcadero Center, San Francisco, California 94111; and 302 Carnegie Center, Princeton, New Jersey 08540.

The Offering

This prospectus relates to up to 40,120 shares of our common stock that may be offered for sale by the selling stockholder if, and to the extent that, it exercises its right to tender its limited partnership units, or common units, of Boston Properties Limited Partnership for cash, and we exercise our right to issue common stock to the selling stockholder instead of cash. Boston Properties Limited Partnership originally issued these common units to the selling stockholder in connection with our acquisition of Quorum Office Park located in Chelmsford and Billerica, Massachusetts. The acquisition closed on June 19, 2000 and, of the common units exchangeable for the shares of common stock covered by this prospectus, approximately 18,445 common units were issued on February 15, 2002 and 21,675 common units were issued on June 29, 2005. In connection with the issuance of common units, we entered into registration rights and lock-up agreements with the selling stockholder. We are registering the common stock covered by this prospectus in order to fulfill our contractual obligations under the registration rights and lock-up agreement. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholder.

We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

Our Tax Status

We have elected to qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income and on any activities conducted through any “taxable REIT subsidiaries” of ours.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange (the “NYSE”), which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is traded on the NYSE under the symbol of “BXP.”

We have a website located at http://www.bostonproperties.com. The information on our website is not a part of this prospectus.

I NFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. Our SEC file number is 1-13087. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 16, 2006;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed on May 10, 2006;

•	our Current Reports on Form 8-K filed on March 30, 2006, April 6, 2006, May 1, 2006 and June 6, 2006;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on June 12, 1997, including any amendments and reports filed for the purpose of updating such description; and

•	the description of the rights to purchase shares of our Series E Junior Participating Cumulative preferred stock contained in our registration statement on Form 8-A, filed on June 12, 1997, and the description contained in our registration statement on Form 8-A/A filed on June 16, 1997 amending the description, and all amendments and reports updating that description.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at the following:

Boston Properties, Inc.

111 Huntington Avenue

Boston, Massachusetts 02199-7610

Attention: Investor Relations

(617) 236-3300

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, and any accompanying prospectus supplement, contain forward-looking statements within the meaning of the federal securities laws. We caution investors that any forward-looking statements contained in this prospectus or any of the documents incorporated by reference, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “result,” “should,” “will,” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events, or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners, and operators of real estate);

•	risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments including the risk associated with interest rates impacting the cost and/or availability of financing;

•	risks associated with forward interest rate contracts and the effectiveness of such arrangements;

•	failure to manage effectively our growth and expansion into new markets and submarkets or to integrate acquisitions successfully;

•	risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits, and public opposition to such activities);

•	risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets;

•	risks associated with actual or threatened terrorist attacks;

•	risks associated with the impact on our insurance program if the Terrorism Risk Insurance Act, or TRIA, which expires on December 31, 2007, is not extended or is extended on different terms;

•	costs of compliance with the Americans with Disabilities Act and other similar laws;

•	potential liability for uninsured losses and environmental contamination;

•	risks associated with our potential failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws;

•	risks associated with possible state and local tax audits;

•	risks associated with our dependence on key personnel whose continued service is not guaranteed; and

•	the other risk factors identified our Annual Report on Form 10-K for the year ended December 31, 2005, as well as in our other reports filed from time to time with the SEC and any prospectus supplement.

The risks included here are not exhaustive and you should be aware that there may be other factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our annual reports on Form 10-K and our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC, and to other materials we may furnish to the public from time to time through Forms 8-K or otherwise. We expressly disclaim any responsibility to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events, or otherwise, and you should not rely upon these forward-looking statements after the date of this report.

USE OF PROCEEDS

We will not receive any of the proceeds of the sale by the selling stockholder of the common stock covered by this prospectus. See the section entitled “Selling Stockholder” beginning on page 34 for information relating to the entity receiving proceeds from the sale of the shares of common stock.

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation, bylaws, our shareholder rights plan and the Delaware General Corporation Law. Our shareholder rights plan is summarized below. Our shareholder rights plan, certificate of incorporation and bylaws are incorporated by reference into the registration statement of which this prospectus is a part.

General

Under our certificate of incorporation, we have authority to issue 250,000,000 shares of common stock, par value $.01 per share. As of March 31, 2006, there were:

•	112,813,657 shares of our common stock issued and outstanding;

•	21,167,704 common units of partnership interest in Boston Properties Limited Partnership issued and outstanding (other than the common units held by Boston Properties, Inc.), each of which is redeemable for one share of our common stock (if we elect to issue common stock rather than pay cash upon such redemption);

•	374,119 long term incentive units of partnership interest in Boston Properties Limited Partnership issued and outstanding pursuant to the Long-Term Incentive Plan, each of which, upon the satisfaction of certain conditions, is convertible into one common unit; and

•	3,701,335 Series Two preferred units of partnership interest in Boston Properties Limited Partnership issued and outstanding, each of which is currently convertible into approximately 1.312336 common units (or a total of 4,857,395 common units).

We may issue common stock from time to time. Our board of directors must approve the amount of stock we sell and the price for which it is sold. Holders of our common stock do not have any preferential rights or preemptive rights to buy or subscribe for capital stock or other securities that we may issue. However, each outstanding share of our common stock currently has attached to it one preferred stock purchase right issued under our shareholder rights plan, which is summarized below. Our common stock does not have any redemption or sinking fund provisions or any conversion rights.

All of our common stock, when issued, will be duly authorized, fully paid and nonassessable. This means that the full price for our outstanding common stock will have been paid at the time of issuance and that any holder of our common stock will not later be required to pay us any additional money for our common stock.

Dividends

Subject to the preferential rights of any other shares of our stock and the provisions of our certificate of incorporation regarding excess shares, holders of our common stock may receive dividends out of assets that we can legally use to pay dividends when and if they are authorized and declared by our board of directors. In the event we are liquidated, dissolved or our affairs are wound up, each common stockholder shares in the same proportion as other common stockholders out of assets that we can legally use to pay distributions after we pay or make adequate provision for all of our known debts and liabilities.

Voting rights

Subject to the provisions of our certificate of incorporation regarding excess shares, holders of common stock will have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, except as otherwise provided by Delaware law or as provided with respect to any other shares of our stock. Holders of our common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present, subject to any voting rights granted to holders of any then outstanding preferred stock.

Other rights

Subject to the provisions of our certificate of incorporation regarding excess shares, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law.

Delaware law generally requires that we obtain the approval of a majority of the outstanding shares of our common stock that are entitled to vote before we may consolidate our stock or merge with another corporation. However, Delaware law does not require that we seek approval of our stockholders to enter into a merger in which we are the surviving corporation following the merger if:

•	our certificate of incorporation is not amended in any respect by the merger;

•	each share of our stock outstanding prior to the merger is to be an identical share of stock following the merger; and

•	any shares of common stock (together with any other securities convertible into shares of common stock) to be issued or delivered as a result of the merger represent in the aggregate no more than 20% of the number of shares of our common stock outstanding immediately prior to the merger.

Restrictions on ownership

For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions including the automatic conversion of shares in excess of this ownership restriction into excess shares to limit the ownership of our outstanding equity securities, actually or constructively, by one person or entity. See the section entitled “Limits on Ownership of Our Stock” beginning on page 12.

Transfer agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. (f.k.a. EquiServe Trust Company, N.A.).

Preferred shares

Under our certificate of incorporation, we have authority to issue up to 50,000,000 shares of preferred stock. We do not have any preferred stock outstanding as of the date of this prospectus. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law and our certificate of incorporation to fix for each series, subject to the provisions of our certificate of incorporation regarding excess shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Delaware law. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of our common stock.

Under our certificate of incorporation, we have authority to issue up to 200,000 shares of Series E junior participating cumulative preferred stock. At March 31, 2006, none of the Series E junior participating cumulative preferred stock were issued or outstanding. Shares of our Series E junior participating cumulative preferred stock may be issued under our shareholder rights plan, which is summarized below.

Shareholder rights plan

In 1997, our board of directors adopted a shareholder rights plan and entered into a shareholder rights agreement with Computershare Trust Company, N.A. (successor agent to BankBoston, N.A.), as rights agent. The rights may discourage, delay or prevent hostile takeovers. They are not intended, however, to interfere with any merger or other business combination approved by our board of directors.

Under our shareholder rights plan, one preferred stock purchase right is attached to each outstanding share of our common stock. We refer to these preferred stock purchase rights as the “rights.” Each share of common stock issued in the future will also receive a right until any of the rights become exercisable. Until a right is exercised, the holder of a right does not have any additional rights as a stockholder. These rights will expire on June 16, 2007, unless previously redeemed or exchanged by us as described below. These rights trade automatically with our common stock and will separate from the common stock and become exercisable only under the circumstances described below.

In general, the rights will separate from our common stock and become exercisable when the first of the following events happens:

(1)	ten calendar days after a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of more than 15% of the sum of our outstanding common stock and excess stock, the date of such public announcement being referred to as a stock acquisition date; or

(2)	ten business days, or such other date determined by our board of directors, after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning more than 15% of the sum of our outstanding common stock and excess stock.

Under our shareholder rights plan, shares of our common stock that may be issued upon redemption of outstanding common units of limited partnership interest in Boston Properties Limited Partnership are not included in the definition of beneficial ownership.

However, if a person who became a limited partner of Boston Properties Limited Partnership at the time of our initial public offering acquires beneficial ownership of more than 15% of the sum of our common stock and excess stock, the rights will not become exercisable unless the acquisition results in that person acquiring a percentage of the outstanding shares of our outstanding common stock plus outstanding common units of limited partnership interest of Boston Properties Limited Partnership that is greater than the percentage of outstanding shares of common stock plus outstanding common units of limited partnership interest of Boston Properties Limited Partnership that such person held at the completion of our initial public offering. In addition, no group of which Messrs. Zuckerman or E. Linde, any of their respective heirs, legatees or devisees, or any other person whose beneficial ownership of shares of our common stock would be attributed to Mr. Zuckerman and Mr. E. Linde, respectively, under the Internal Revenue Code, will be deemed to beneficially own any of our securities owned by that person. Common units of limited partnership interest of Boston Properties Limited Partnership held by Boston Properties, Inc. are excluded in making these calculations.

If the rights become exercisable, holders of the rights will be able to purchase from us a unit of preferred stock equal to one one-thousandth of a share of our Series E junior participating cumulative preferred stock at a cash exercise price of $100 per unit, subject to adjustment. We have designated 200,000 shares of Series E junior participating cumulative preferred stock and have reserved these shares for issuance under our shareholder rights plan. However, all rights owned by any persons or groups triggering the event shall be void.

In the event that a stock acquisition date occurs, the rights (other than those held by the person or group triggering the stock acquisition date, whose rights will become null and void) will be exercisable for units of our Series E junior participating cumulative preferred stock having a market value of two times the exercise price of the rights.

In addition, if at any time following a stock acquisition date:

•	we enter into a merger or other business combination transaction in which we are not the surviving entity;

•	we enter into a merger or other business combination transaction in which all or part of our common stock is exchanged for stock or other securities of any other person or cash or any other property; or

•	we sell, transfer or mortgage 50% or more of our assets or earning power;

then each holder of a right, other than rights held by the person or group who triggered the event, will be entitled to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right.

At any time on or after the date on which the rights separate and become exercisable, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of our common stock or units of Series E junior participating cumulative preferred stock at an exchange ratio of one share or one unit per right. However, our board of directors generally will not be empowered to effect an exchange at any time after any person becomes the beneficial owner of 50% or more of our outstanding common stock.

We may redeem the rights in whole, but not in part, at a price of $.001 per right at any time before the earlier of (1) the date that is ten calendar days after a stock acquisition date or (2) the expiration date of the rights plan. The rights will expire at the close of business on June 16, 2007 unless we redeem them before that date.

We may, in our sole discretion, amend any provision of the rights agreement until the rights become exercisable. After the rights become exercisable, we may, subject to specified limitations, amend the rights agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of the holders of the rights.

The above description of our shareholder rights plan is not intended to be a complete description. For a full description of the shareholder rights plan, you should read the rights agreement. The foregoing description of shareholder rights plan is qualified in its entirety by reference to the rights agreement. A copy of the shareholder rights plan has been filed with the SEC and is incorporated herein by reference.

LIMITS ON OWNERSHIP OF OUR STOCK

Ownership limits

For us to qualify as a real estate investment trust under the Internal Revenue Code, among other things, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year (other than the first year), and our outstanding stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In order to protect us against the risk of losing our status as a real estate investment trust and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our certificate of incorporation provides that generally no holder may beneficially own more than 6.6% of any class or series of our stock. Under our certificate of incorporation, a person generally “beneficially owns” shares if:

•	the person has direct ownership of the shares;

•	the person has indirect ownership of the shares taking into account the constructive ownership rules of Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) of the Internal Revenue Code; or

•	the person would be deemed to beneficially own the shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Our certificate of incorporation provides two exceptions to the 6.6% ownership limit.

15% Related Party Ownership Limit

Each of Messrs. Zuckerman and E. Linde, together with his respective heirs, legatees, devisees and any other person whose beneficial ownership of shares of our common stock would be attributed to him under the Internal Revenue Code, is subject to an ownership limit of 15%.

15% Look-Through Entity Ownership Limit

Trusts described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code, as modified by Section 856(h)(3) of the Internal Revenue Code, and entities registered under the Investment Company Act of 1940 are subject to an ownership limit of 15%. These types of entities are among the entities that are not treated as stockholders under the requirement that not more than 50% in value of our outstanding stock be owned by five or fewer individuals during the last half of a taxable year other than our first year. Rather, the beneficial owners of these entities will be counted as stockholders for this purpose.

Additionally, our board of directors may, in its sole discretion, waive the foregoing ownership limits if evidence satisfactory to the board of directors is presented that the changes in ownership will not jeopardize our status as a real estate investment trust and the board of directors otherwise determines that such action is in our best interests.

These ownership limitations may have the effect of precluding the acquisition of control of our company.

Shares in excess of ownership limits

Purported transfers of our stock or beneficial ownership of our stock that would result in:

•	any person violating the ownership limit applicable to that person;

•	our stock being beneficially owned by fewer than 100 persons;

•	Boston Properties, Inc. being “closely held” with the meaning of Section 856(h) of the Internal Revenue Code; or

•	Boston Properties, Inc. constructively owning 10% or more of one of our tenants,

shall be null and void and of no effect with respect to the number of shares of stock that would cause such result. These shares will be converted automatically into an equal number of shares of our excess stock that will be transferred by operation of law to a trust for the benefit of a qualified charitable organization selected by us. Additionally, events other than purported transfers that would result in the occurrence of any of the events described above will result in a number of shares of stock sufficient to prevent the occurrence of such event converting into an equal number of shares of our excess stock and being transferred to the trust. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the excess stock to a person who could own the shares without violating the applicable limits and distribute to the original transferee-stockholder an amount equal to the lesser of:

•	the proceeds of the sale; or

•	the price paid by the original transferee-owner for the shares of our stock that converted into excess stock in the purported transfer that triggered such conversion or, if the event that triggered the conversion of shares into excess stock was a gift or an event other than a transfer, the market price of the shares of our stock that converted into excess stock on the date of such event, which will be determined in the manner set forth in our certificate of incorporation.

All dividends and other distributions received with respect to the excess stock prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the original transferee-owner will be distributed to the beneficiary of the trust.

The foregoing restrictions will not apply if our board of directors determines that it is no longer in our best interests to attempt to, or to continue to, qualify as a real estate investment trust.

Right to purchase excess shares

In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any shares of excess stock are held by the trust, to purchase all or any portion of these shares for the lesser of:

•	the price paid by the original transferee-owner for the shares of our stock that converted into excess stock in the purported transfer that triggered such conversion or, if the event that triggered the conversion of shares into excess stock was a gift or an event other than a transfer, the market price of the shares of our stock that converted into excess stock on the date of such event, which will be determined in the manner set forth in our certificate of incorporation; or

•	the market price of our stock on the date we exercise our option to purchase, which will be determined in the manner set forth in our certificate of incorporation.

The 90-day period begins on the date of the purported transfer or other event that resulted in the conversion of shares into excess stock if the original transferee-stockholder gives notice to us of such event or, if no notice is given, the date on which our board of directors determines that such event has occurred.

Disclosure of stock ownership by our stockholders

Each of our stockholders will be required to disclose to us upon demand in writing any information we may request to determine our status as a real estate investment trust and ensure compliance with the ownership limits.

IMPORTANT PROVISIONS OF DELAWARE LAW, OUR CERTIFICATE OF

INCORPORATION AND BYLAWS AND OTHER GOVERNANCE DOCUMENTS

The following is a summary of important provisions of Delaware law, our certificate of incorporation and bylaws and other governance documents which affect us and our stockholders. The description below is intended as only a summary. You can access complete information by referring to the Delaware General Corporation Law, our certificate of incorporation and bylaws and the other governance documents referred to in this section.

Business combinations with interested stockholders under Delaware law

Section 203 of the Delaware General Corporation Law prevents a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the date on which the person became an interested stockholder, the business combination is approved by the board of directors and the holders of at least two-thirds of the voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

As defined in Section 203, the term “interested stockholder” is generally (1) a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock or (2) a person who is an affiliate or associate of the corporation and was, together with affiliates and associates, the owner of 15% or more of a corporation’s outstanding voting stock within the past three years. As defined in Section 203, a “business combination” includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder.

The provisions of Section 203 may have the effect of delaying, deferring or preventing a change of control of our company.

Amendment of our certificate of incorporation and bylaws

Amendments to our certificate of incorporation must be approved by the affirmative vote of more than 75% of the directors then in office and generally by the vote of a majority of the votes entitled to be cast at a meeting of our stockholders. However, the affirmative vote of not less than 75% of our outstanding shares entitled to vote thereon, voting together as a single class, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon, is required for amendments dealing with fundamental governance provisions of our certificate of incorporation, including provisions relating to:

•	stockholder action;

•	the powers, election of, removal of and classification of directors;

•	limitation of liability; and

•	amendment of our bylaws or certificate of incorporation.

Unless otherwise required by law, our board of directors may amend our bylaws by a majority vote of our directors then in office. Our bylaws may also be amended at a meeting of stockholders by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to be cast on such amendment, voting together as a single class, if our board of directors recommends the approval of the amendment. Otherwise our bylaws may be amended at a meeting of stockholders by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.

Meetings of stockholders

Under our bylaws, we will hold annual meetings of our stockholders at a date and time as determined by our board of directors, Chairman or President. Our bylaws require advance notice for our stockholders to make nominations of candidates for our board of directors or bring other business before an annual meeting of our stockholders. Only our board of directors can call special meetings of our stockholders and any special meeting is restricted to considering and acting upon matters set forth in the notice of that special meeting.

Board of directors

Our board of directors is divided into three classes. As the term of each class expires, directors will be elected to that class for a term of three years and until their successors are duly elected and qualified.

Our certificate of incorporation provides that the affirmative vote of more than 75% of the directors then in office is required to approve fundamental transactions or actions, including:

•	a change of control of Boston Properties, Inc. or of Boston Properties Limited Partnership;

•	any amendment to the limited partnership agreement of Boston Properties Limited Partnership;

•	any waiver of the limitations on ownership contained in our certificate of incorporation;

•	any merger, consolidation or sale of all or substantially all of the assets of Boston Properties, Inc. or of Boston Properties Limited Partnership;

•	certain issuances of equity securities by Boston Properties, Inc. (but not including, among others, underwritten public offerings);

•	Boston Properties, Inc. or Boston Properties Limited Partnership making a general assignment for the benefit of creditors or instituting any proceedings in bankruptcy or for the liquidation, dissolution, reorganization or winding up of either entity or consenting to the taking of any of these actions against either entity;

•	any amendment of our certificate of incorporation;

•	Boston Properties, Inc. conducting business other than through Boston Properties Limited Partnership, or for either of them to engage in any business other than the ownership, construction, development, management and operation of commercial real estate properties; and

•	termination of our status as a REIT.

Shareholder rights plan and ownership limitations

We have adopted a shareholder rights agreement. In addition, our certificate of incorporation contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. See the section entitled “Description of Common Stock – Shareholder rights plan” beginning on page 10 and the section entitled “Limits on Ownership of Our Stock” beginning on page 12.

Limitation of directors’ and officers’ liability

Our certificate of incorporation generally limits the liability of our directors to us to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended. The Delaware General Corporation

Law permits a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against these persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation’s best interests and, in the case of a criminal proceeding, provided each person had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of a corporation unless the directors successfully defend the action or indemnification is ordered by the court.

Our bylaws provide that our directors and officers will be, and, in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of our company. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, including an injunction or rescission, for breach of fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and some of our officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law and advance to our directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by our directors and officers seeking to enforce their rights under the indemnification agreements and may cover our directors and officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our board of directors or stockholders to eliminate the rights it provides.

Boston Properties Limited Partnership Agreement

We have agreed in the limited partnership agreement of Boston Properties Limited Partnership not to engage in specified extraordinary transactions, including, among others, business combinations, unless limited partners of Boston Properties Limited Partnership, other than Boston Properties, Inc., receive, or have the opportunity to receive, either (1) the same consideration for their partnership interests as holders of our common stock in the transaction or (2) limited partnership units that, among other things, would entitle the holders, upon redemption of these units, to receive shares of common equity of a publicly traded company or the same consideration as holders of our common stock received in the transaction. If these limited partners would not receive such consideration, we cannot engage in the transaction unless limited partners holding at least 75% of the common units of limited partnership interest, other than those held by Boston Properties, Inc. or its affiliates, consent to the transaction. In addition, we have agreed in the limited partnership agreement of Boston Properties Limited Partnership that we will not complete business combinations in which we receive the approval of our common stockholders unless either (1) limited partners holding at least 75% of the common units of limited partnership interest, other than those held by Boston Properties, Inc. or its affiliates, consent to the transaction or (2) the limited partners of Boston Properties Limited Partnership are also allowed to vote and the transaction would have been approved had these limited partners been able to vote as common stockholders on the transaction. Therefore, if our common stockholders approve a specified extraordinary transaction, the partnership agreement requires the following before we can complete the transaction:

•	holders of partnership interests in Boston Properties Limited Partnership, including Boston Properties, Inc., must vote on the matter;

•	Boston Properties, Inc. must vote all of its partnership interests in the same proportion as our stockholders voted on the transaction; and

•	the result of the vote of holders of partnership interests in Boston Properties Limited Partnership must be such that had such vote been a vote of stockholders, the transaction would have been approved.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material United States federal income tax consequences relating to our qualifications as a REIT and the ownership and disposition of shares of our common stock.

Because this is a summary that is intended to address only certain material United States federal income tax consequences relating to the ownership and disposition of shares of our common stock generally applicable to holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, a person who holds 10% or more (by vote or value) of our stock, or are otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary does not address state, local, or non-U.S. tax considerations;

•	this summary deals only with shareholders that hold shares of our stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of shares of our common stock on your individual tax situation, including any state, local, or non-U.S. tax consequences.

The information in this section is based on the current Internal Revenue Code, current, temporary, and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, or “IRS,” including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations, and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion which do not bind the IRS or the courts, and that a court could agree with the IRS.

Classification and taxation of Boston Properties as a REIT

We have elected to be taxed as a REIT under the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that we are organized and have operated in such a manner so as to qualify as a REIT, but there can be no assurance that we have qualified or will remain qualified as a REIT. In the opinion of our tax counsel, Goodwin Procter LLP, based upon and subject to the various assumptions and on our representations concerning our organization and operations, commencing with the taxable year ended December 31, 1997, our form of organization and operations are such as to enable us to qualify as a “real estate investment trust” under the applicable provisions of the Internal Revenue Code. It must be emphasized that the opinion of Goodwin Procter LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, and past, present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our status as a REIT. While we believe that we are organized and have operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Goodwin Procter LLP or us that we have so qualified or will so qualify for any particular year. Goodwin Procter LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Goodwin Procter LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. However, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of “tax preference,” as defined under the alternative minimum tax rules;

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

•	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure by a de minimis amount of the 5% or 10% assets tests, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”

•	We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;
(2)	95% of our REIT capital gain net income for the year; and
(3)	any undistributed taxable income from prior taxable years;

•	We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties; and

•	If we should acquire any asset from a “C” corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year period beginning on the date on which we acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate rate. Built-in gain means the excess of (1) the fair market value of the asset as of the beginning of the applicable recognition period over (2) the adjusted basis in such asset as of the beginning of such recognition period.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholders’ basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are C corporations, or “taxable REIT subsidiaries,” the earnings of which would be subject to U.S. federal corporate income tax.

No assurance can be given that the amount of any such federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for qualification as a REIT

We elected to be taxable as a REIT for United States federal income tax purposes for our taxable year ended December 31, 1997. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

The Internal Revenue Code defines a REIT as a corporation, trust, or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for United States federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3), and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation, and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

To qualify as a REIT, we also cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We do not believe that we have any non-REIT earnings and profits and believe that we therefore satisfy this requirement.

Protection from Stock Concentration

In order to protect us from a concentration of ownership of stock that would cause us to fail condition (6) above, our charter provides that stock owned, or deemed to be owned or transferred to a shareholder in excess of specified ownership limits will be converted automatically into Excess Stock (as defined below) and transferred to a charity for resale. The original shareholder is entitled to receive certain proceeds from such a resale. Excess Stock is a separate class of our capital stock that is entitled to no voting rights but shares ratably with the common stock in dividends and rights upon dissolution. Because of the absence of authority on this issue, however, we cannot assure you that the operation of the Excess Stock or other provisions contained in our charter will, as a matter of law, prevent a concentration of ownership of stock in excess of the applicable ownership limits from causing us to violate condition (6) above. If there were such a concentration of ownership and the operation of the Excess Stock or other provisions contained in our charter were not held to cure such violation, we would be disqualified as a REIT. In rendering its opinion that we are organized in a manner that permits us to qualify as a REIT, Goodwin Procter LLP is relying on our representation that the ownership of our stock (without regard to the Excess Stock provisions) satisfies condition (6) above. Goodwin Procter LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in our charter preclude us from failing condition (6) above.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for United States federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” of ours is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to United States federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of United States federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants, and/or the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership (including any entity taxed as a partnership for federal tax purposes, generally including domestic limited liability companies) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, Boston Properties’ proportionate share of the assets and items of income of Boston Properties Limited Partnership, including Boston Properties Limited Partnership’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest, will be treated as Boston Properties’ assets and liabilities and its items of income for purposes of applying the requirements described in this prospectus. Boston Properties has control over Boston Properties Limited Partnership and substantially all of the partnerships and limited liability company subsidiaries of Boston Properties Limited Partnership and intends to operate them in a manner that is consistent with the requirements for the qualification of Boston Properties as a REIT.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT, and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments, and gain from the sale or disposition of stock or securities and some hedging instruments.

Rents we received will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, significant rents from related party tenants. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating properties, and to make occasional sales of properties as are consistent with our investment objectives. We cannot provide any assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “—Classification and taxation of Boston Properties as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1)	at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items, and government securities. Real estate assets include, for this purpose, stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares of our stock or long-term debt;

(2)	not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3)	except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the test described in clause (1): the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4)	not more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the thirty day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See the section entitled “—Classification and Taxation of Boston Properties as a REIT” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

Our REIT taxable income has been and is expected to be less than our cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these retained amounts at regular corporate tax rates.

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Prohibited Transactions

Net income derived from a prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business,” however, depends on the specific facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that certain safe-harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (but generally will constitute non-qualifying gross income for purposes of the 75% income test). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Failure of Boston Properties to Qualify as a REIT

In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders through 2010 will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 15%, and dividends received by our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Taxation of shareholders and potential tax consequences of their investment in shares of common stock

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a holder of shares of our common stock who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

If a partnership or an entity treated as a partnership for federal income tax purposes holds our stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your own tax advisor regarding the consequences of the ownership and disposition of shares of our stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of current or accumulated earnings and profits that we do not designate as capital gain dividends. Dividends paid to a non-corporate U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. This reduced rate has recently been extended through 2010, but without future congressional action will revert to 39.6% in 2011. Qualified dividend income generally includes dividends paid to most United States non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to United States federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, we may elect to designate the retained amount as a capital gain dividend with the result that a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of shares of our stock as long-term capital gain or loss if the U.S. stockholder has held the shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of shares of stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. A 20% rate applies to sales and exchanges of capital assets occurring after December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see the section entitled “Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock or preferred stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either (a) one pension trust owns more than 25% of the value of our stock; or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of shares of our stock, including any reporting requirements.

A non-U.S. stockholder who receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will be treated as receiving an ordinary dividend to the extent that we pay the distribution out of our current or accumulated earnings and profits and, subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding taxes do not apply, or do not apply as favorably, to dividends from REITs. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a United States trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Additional withholding regulations may require us to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Except as discussed below with respect to 5% or smaller holders of regularly traded classes of stock, for any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the United States federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a United States business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the recipient non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty). Also, the branch profits tax will not apply to such a distribution.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of the value of the shares of a class of our stock at all times during a specified testing period will not incur tax under FIRPTA on a disposition of the shares of stock of such class if the shares are “regularly traded” on an established securities market. Because our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 5% of our common stock. If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the IRS.

State, local and foreign taxes

We and/or holders of our stock may be subject to state and local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The foreign, state, and local tax treatment of us and of holders of our stock may not conform to the United States federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock or preferred stock.

Legislative or other actions affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our common stock.

REGISTRATION RIGHTS OF THE SELLING STOCKHOLDER

The following is a summary of the material terms and provisions of the registration rights and lock-up agreement, which we entered into in connection with Boston Properties Limited Partnership’s issuance of common units in connection with our acquisition of Quorum Office Park located in Chelmsford and Billerica, Massachusetts. It may not contain all the information that is important to you and is qualified in its entirety by reference to the copies of the registration rights and lock-up agreements filed as Exhibits 99.1, 99.2 and 99.3 to this prospectus and incorporated herein by reference.

Under the registration rights and lock-up agreements, we are obligated to file a registration statement covering the sale by the selling stockholder of the common stock that they may acquire in exchange for the common units of Boston Properties Limited Partnership that it received in connection with our acquisition of Quorum Office Park located in Chelmsford and Billerica, Massachusetts. Under the registration rights and lock-up agreements, we must use reasonable efforts to cause the registration statement to be declared effective by the SEC and to keep the registration statement continuously effective until the earlier of:

•	the date on which the selling stockholder or its permitted transferees no longer hold any exchanged common stock or any common units issued in connection with the acquisition, or

•	the date on which all of the exchanged common stock held or acquired in the future by the selling stockholder has become eligible for sale under Rule 144(k) of the Securities Act of 1933, as amended.

Any common stock sold by the selling stockholder pursuant to this prospectus will no longer be entitled to the benefits of the registration rights and lock-up agreements.

The registration rights and lock-up agreements require that we bear all expenses of registering the common stock with the exception of brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholder. We also agreed to indemnify the selling stockholder and its officers, directors and other affiliated persons and any person who controls the selling stockholder against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the registration rights and lock-up agreements. In addition, the selling stockholder agreed to indemnify us and our directors, officers and any person who controls our company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws if they result from:

•	written information furnished to us by the selling stockholder for use in the registration statement or this prospectus or any amendments to the registration statement or any prospectus supplements or

•	the selling stockholder’s failure to deliver, or cause to be delivered, this prospectus or any amendments or prospectus supplements to any purchaser of common stock covered by this prospectus from the selling stockholder through no fault of ours.

SELLING STOCKHOLDER

The following table sets forth the number of shares of common stock and common units beneficially owned by the selling stockholder as of March 15, 2006, the number of shares of common stock offered by this prospectus and the total number of shares of common stock and common units which the selling stockholder will beneficially own upon completion of this offering. This table assumes that such common units are exchanged for common stock, and that the selling stockholder offers for sale all of that common stock.

The common stock offered by this prospectus may be offered from time to time by the selling stockholder named below, or by any of its pledges, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling stockholder, or on our records, as of March 15, 2006 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholder may acquire or dispose of additional shares of common stock or common units from time to time after the date of this prospectus.

Name	Boston Properties Common Stock Beneficially Owned (1)	Boston Properties Limited Partnership Common Units Beneficially Owned (2)	Boston Properties Common Stock Offered Hereby (3)	Boston Properties Common Stock and Boston Properties Limited Partnership Common Units to be Beneficially Owned after Offering (4)
Altid Enterprises, LLC	0	122,335.88	40,120	82,215.88

(1)	Does not include common stock that may be issued upon exchange of common units beneficially held as of March 15, 2006.

(2)	All units listed in this column may be exchanged, under circumstances set forth in the partnership agreement of Boston Properties Limited Partnership, for an equal number of shares of common stock. All information is as of March 15, 2006.

(3)	These shares of common stock represent the common stock that the selling stockholder may acquire, or has acquired, upon presentation of common units for redemption. Such redemption may occur at any time with respect to 18,445 of the common units and at any time after July 29, 2006 with respect to 21,675 of the common units.

(4)	Assumes that all shares of common stock offered by this prospectus will be sold by the selling stockholder. The percentage of our common stock that will be held by the selling stockholder (assuming all remaining units held by such person are presented for redemption and are exchanged for common stock) after completion of this offering will be less than one percent (1%). The total number of shares of common stock outstanding used in calculating such percentage (i) is based on the total number of shares of common stock outstanding as of March 15, 2006 (112,706,911 shares) and (ii) assumes that none of the remaining units held by other persons are exchanged for common stock.

PLAN OF DISTRIBUTION

This prospectus relates to the possible sale from time to time of up to an aggregate of 40,120 shares of common stock by the selling stockholder, or any of its pledgees, donees, transferees or other successors in interest. If the selling stockholder presents its common units to Boston Properties Limited Partnership for redemption, we may, at our election, acquire the common units in exchange for common stock in accordance with the terms of Boston Properties Limited Partnership’s agreement of limited partnership, as amended. We are registering the sale of the common stock pursuant to our obligations under the registration rights and lock-up agreements, but the registration of the sale of the common stock does not necessarily mean that any of the common stock will be offered or sold by the selling stockholder.

The distribution of the common stock may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a “best efforts” or a “firm commitment” basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling stockholder and any underwriters, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters under the Securities Act of 1933, as amended, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. At any time a particular offer of common stock is made by the selling stockholder, a prospectus supplement, if required, will be distributed that will, where applicable:

•	identify any underwriter, dealer or agent;

•	describe any compensation in the form of discounts, concessions,

•	commissions or otherwise received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

•	identify the amounts underwritten;

•	identify the nature of the underwriter’s obligation to take the common stock; and

•	provide any other required information.

The sale of common stock by the selling stockholder may also be effected by selling common stock directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the common stock as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the New York Stock Exchange or other exchanges on which the common stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

Common stock may also be sold in one or more of the following transactions:

•	block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to any supplement to this prospectus;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

•	ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholder in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the common stock which is not expected to exceed that customary in the types of transactions involved. To comply with applicable state securities laws, the common stock will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, common stock may not be sold in some states unless it has been registered or qualified for sale in the state or an exemption from such registration or qualification requirement is available and is complied with.

All expenses relating to the offering and sale of the common stock, other than commissions, discounts and fees of underwriters, broker-dealers or agents, will be paid by us. We have agreed to indemnify the selling stockholder against some losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act of 1933, as amended. See the section entitled “Registration Rights of the Selling Stockholder” beginning on page 33.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Boston Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Goodwin Procter LLP leases an aggregate of approximately 211,280 square feet at two of our properties.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Generally, the expenses in connection with the issuance and distribution of the securities being registered will be borne by Boston Properties, Inc. and are set forth in the following table. All amounts except the registration fee are estimated in accordance with Instruction to Item 511 of Regulation S-K.

Registration fee	$371
Legal fees and expenses	25,000
Blue Sky expenses	0
Accounting fees and expenses	25,000
Printing fees and expenses	2,000
Miscellaneous	2,000

Total	$54,371

Item 15. Indemnification of Directors and Officers.

Our certificate of incorporation and bylaws provide certain limitations on the liability of our directors and officers for monetary damages to Boston Properties. Our certificate of incorporation and bylaws obligate Boston Properties to indemnify its directors and officers, and permit Boston Properties to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to Boston Properties and our stockholders against these individuals.

Our certificate of incorporation limits the liability of our directors and officers to Boston Properties to the fullest extent permitted from time to time by the Delaware General Corporation Law. The Delaware General Corporation Law permits, but does not require, a corporation to indemnify its directors, officers, employees, or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation’s best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law, or obtained an improper personal benefit. The provision does not alter a director’s liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Our bylaws provide that our directors and officers will be, and, in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Boston Properties. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

We have entered into indemnification agreements with each of our directors and some of our officers. The indemnification agreements require, among other matters, that we indemnify our directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and may cover directors and officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our board of directors or our stockholders to eliminate the rights it provides. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities under the Securities Act of 1933, as amended, is against public policy and unenforceable pursuant to Section 14 of the Securities Act of 1933, as amended.

Item 16. Exhibits.

EXHIBIT INDEX

Exhibit No.		Description
4.1		Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.3 to Boston Properties, Inc.’s Registration Statement on Form S-11 (File No. 333-25279)).

4.2		Form of Shareholder Rights Agreement, dated as of June 16, 1997, between Boston Properties, Inc. and Computershare Trust Company, N.A. (successor agent to BankBoston, N.A.), as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Boston Properties, Inc.’s Registration Statement on Form S-11 (File No. 333-25279)).

5.1	*	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

8.1	*	Opinion of Goodwin Procter LLP as to certain tax matters.

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1 hereto).

24.1		Powers of Attorney (included in Part II of Registration Statement as filed).

99.1		Lock-Up and Registration Rights Agreement dated June 19, 2000, by and among Boston Properties, Inc., Boston Properties Limited Partnership and Altid Enterprises, LLC (incorporated herein by reference to Exhibit 99.1 to Boston Properties, Inc.’s Registration Statement on Form S-3 (File No. 333-64902)).

99.2	*	Lock-Up and Registration Rights Agreement, dated May 29, 2002, by and among Boston Properties, Inc., Boston Properties Limited Partnership and Altid Enterprises, LLC.

99.3	*	Lock-Up and Registration Rights Agreement, dated July 29, 2005, by and among Boston Properties, Inc., Boston Properties Limited Partnership and Altid Enterprises, LLC.

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement (the “Registration Statement”) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 21st day of June, 2006.

BOSTON PROPERTIES, INC.

By:	/s/ EDWARD H. LINDE
Edward H. Linde President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Mortimer B. Zuckerman, Edward H. Linde and Douglas T. Linde as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person listed below has signed this Registration Statement as an officer or director of Boston Properties, Inc.

Signature	Title	Date

/S/ MORTIMER B. ZUCKERMAN Mortimer B. Zuckerman	Chairman of the Board of Directors	June 21, 2006

/S/ EDWARD H. LINDE Edward H. Linde	President and Chief Executive Officer, Director (Principal Executive Officer)	June 21, 2006

/S/ DOUGLAS T. LINDE Douglas T. Linde	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	June 21, 2006

/S/ ARTHUR S. FLASHMAN Arthur S. Flashman	Vice President and Controller (Principal Accounting Officer)	June 21, 2006

/S/ LAWRENCE S. BACOW Lawrence S. Bacow	Director	June 21, 2006

/S/ ZOË BAIRD Zoë Baird	Director	June 21, 2006

/S/ WILLIAM M. DALEY William M. Daley	Director	June 21, 2006

/S/ CAROL B. EINIGER Carol B. Einiger	Director	June 21, 2006

/S/ ALAN J. PATRICOF Alan J. Patricof	Director	June 21, 2006

/S/ RICHARD E. SALOMON Richard E. Salomon	Director	June 21, 2006

/S/ MARTIN TURCHIN Martin Turchin	Director	June 21, 2006

/S/ DAVID A. TWARDOCK David A. Twardock	Director	June 21, 2006

EXHIBIT INDEX

Exhibit No.		Description
4.1		Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.3 to Boston Properties, Inc.’s Registration Statement on Form S-11 (File No. 333-25279)).

4.2		Form of Shareholder Rights Agreement, dated as of June 16, 1997, between Boston Properties, Inc. and Computershare Trust Company, N.A. (successor agent to BankBoston, N.A.), as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Boston Properties, Inc.’s Registration Statement on Form S-11 (File No. 333-25279)).

5.1	*	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

8.1	*	Opinion of Goodwin Procter LLP as to certain tax matters.

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1 hereto).

24.1		Powers of Attorney (included in Part II of Registration Statement as filed).

99.1		Lock-Up and Registration Rights Agreement dated June 19, 2000, by and among Boston Properties, Inc., Boston Properties Limited Partnership and Altid Enterprises, LLC (incorporated herein by reference to Exhibit 99.1 to Boston Properties, Inc.’s Registration Statement on Form S-3 (File No. 333-64902)).

99.2	*	Lock-Up and Registration Rights Agreement, dated May 29, 2002, by and among Boston Properties, Inc., Boston Properties Limited Partnership and Altid Enterprises, LLC.

99.3	*	Lock-Up and Registration Rights Agreement, dated July 29, 2005, by and among Boston Properties, Inc., Boston Properties Limited Partnership and Altid Enterprises, LLC.

*	Filed herewith.